Exhibit 99.1

November 14, 2008

FOR IMMEDIATE RELEASE

Contact: Allen T. Sterling, President
and Chief Executive Officer
Tel (207) 782-0400
NASDAQ – OTCBB: ABBB

AUBURN BANCORP EARNINGS NEWS
1ST QUARTER RESULTS

Auburn Bancorp, Inc. (OTCBB: ABBB)(the “Company”), the holding company for Auburn Savings Bank, FSB (the “Bank”), reported net income of $7,065 for the quarter ended September 30, 2008, as compared to net income of $35,836 for the three months ended September 30, 2007.

The largest factor in the quarter results was an other-than-temporary impairment write-down of investments in Freddie Mac and Fannie Mae common stock, the value of which was adversely affected by events surrounding the September 2008 appointment of a conservator for Freddie Mac and Fannie Mae.  This non-cash charge reduced earnings by $60,270.

Excluding the non-cash charge related to our impairment write-down of the Freddie Mac and Fannie Mae common stock reflected in the GAAP results above, the Company would have recorded net income of $67,335 for the quarter ended September 30, 2008.

As a result of the Company’s minority stock offering completed on August 15, 2008, the Company has 503,284 shares of common stock outstanding, including 226,478 shares sold at a price of $10.00 per share (including shares sold to the Company’s employee stock ownership plan) and 276,806 shares issued to the Company’s mutual holding company parent, Auburn Bancorp, MHC.  Earnings per share data is not presented, as the shares issued in the Company’s minority stock offering were not outstanding for the entire quarter.

Allen T. Sterling, President and Chief Executive Officer said, “Our recently completed stock offering has provided us with the capital to execute on our strategic plan.  While our bottom line was negatively affected this quarter by the write down of Fannie Mae and Freddie Mac common stock, this one-time event does not pose a recurring threat to continuing operations, which show positive financial trends from the execution of our strategic plan.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.”  These forward-looking statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these forward-looking statements as a result of any number of factors.  These factors include, but are not limited to, risks related to the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements.  For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements, which speak only as of the date of this press release. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.